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                                                                    Exhibit 10.2





                                          August 20, 1998


Thomas E. Dooley
243 Cleft Road
Mill Neck, NY 11765


Dear Mr. Dooley:


         Reference is made to that certain employment agreement between you and Viacom Inc. ("Viacom"), dated as of January 1, 1996 (your "Employment Agreement"). All defined terms used without definitions shall have the meanings provided in your Employment Agreement.

         This letter, when fully executed below, shall amend your Employment Agreement as follows:

         1. Term. Paragraph 1 shall be amended to change the date representing the end of the Employment Term in the first and second sentences from "December 31, 2000" to "December 31, 2003".

         2. Duties. Paragraph 2 shall be amended to replace the third sentence with the following sentences:

                  "You will be Deputy Chairman, Executive Vice President of Viacom reporting directly and solely to the Chairman of the Board of Viacom (the "Chairman"). You will have primary responsibility for Viacom's finance, corporate development and communications functions and you agree to perform such duties, and such other duties reasonable and consistent with such office as may be assigned to you from time to time by the Chairman."

         3. Compensation / Deferred Compensation. Paragraph 3(c) shall be amended to replace the portion of the second sentence after the semi-colon with the following sentences:

                  "The amount of Deferred Compensation shall be Seven Hundred Ten Thousand Dollars ($710,000) for calendar year 1998, Eight Hundred Eighty One Thousand Dollars ($881,000) for calendar year 1999 and One Million Sixty Nine Thousand One Hundred Dollars ($1,069,100) for calendar year 2000. The amount of Deferred Compensation for calendar years 2001 through 2003 shall be no less


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Thomas E. Dooley
August 20, 1998
Page 2

                  than One Million Sixty Nine Thousand One Hundred Dollars ($1,069,100) per annum, subject to annual increases each January 1st, commencing January 1, 2001, in an amount determined by Viacom in its sole discretion."

         4. Compensation / Long-Term Incentive Plans. Paragraph 3(d) shall be amended to add a new clause (iii) at the end thereof:

            "(iii) Five Year Grant: In lieu of any Annual Grants to be made pursuant to paragraph 3(d)(ii) for calendar years 1999 through 2003, you shall receive a five year grant (the "Five Year Grant") under the LTMIP of stock options to purchase One Million (1,000,000) shares of Class B Common Stock, effective as of August 20, 1998 (the "Date of the Five Year Grant"), with an exercise price equal to the closing price of the Class B Common Stock on the AMEX on the Date of the Five Year Grant. The Five Year Grant shall vest in two equal installments on the fourth and fifth anniversaries of the Date of the Five Year Grant. The Five Year Grant shall represent your entire stock option grant for the 1999 - 2003 calendar years."

         5. Benefits. Paragraph 4(a) shall be amended to replace the third sentence with the following sentence:

                  "It is further understood and agreed that all benefits (including without limitation, Viacom's Pension and Excess Pension Plans, short term disability program, Long-Term Disability program and any supplement thereto, life insurance and any applicable death benefit) you may be entitled to as an employee of Viacom shall be based upon your Salary and, after 1996, your Deferred Compensation, as set forth in paragraphs 3(a) and (c) hereof, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise."

         6. Non-Competition. Paragraph 6(a) shall be amended to change the reference in the proviso in the last sentence thereof to a "one (1%) percent shareholder" to a "two (2%) percent shareholder".

         7. Incapacity. Paragraph 7 shall be amended to delete the first sentence and to insert in the third sentence after the words "Viacom's Long-Term Disability (LTD) program" the words "or any supplement thereto".


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Thomas E. Dooley
August 20, 1998
Page 3


         8. Termination. Paragraph 8 shall be amended as follows:

         (a) Paragraph 8(a) shall be amended to replace the last sentence with the following sentence:

             "Except for a breach which by its nature cannot be cured, you shall have ten (10) business days from the giving of such notice within which to cure and within which period Viacom cannot terminate this Agreement for the stated reasons."

         (b) Paragraph 8(b) shall be amended as follows:

             (i) The second sentence shall be replaced with the following sentences:

                  "Such notice shall state an effective date no earlier than thirty (30) business days after the date it is given. Viacom shall have ten (10) business days from the giving of such notice within which to cure."

             (ii) A new clause (vi) shall be added at the end thereof:

                  "(vi) Sumner M. Redstone during his lifetime, or, after Sumner M. Redstone's death, his descendants, heirs, beneficiaries or executors or any trust or other entity controlled by any or all of them, or in which any or all of them have the principal beneficial interest, shall cease to beneficially own, on an aggregate basis, directly or indirectly, at least 50% of Viacom's issued and outstanding voting equity securities."

         Except as herein amended, all other terms and conditions of your Employment Agreement shall remain the same and your Employment Agreement as herein amended, shall remain in full force and effect.


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Thomas E. Dooley
August 20, 1998
Page 4


         If the foregoing correctly sets forth our understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding amendment to your Employment Agreement.


                                   Very truly yours,

                                   VIACOM INC.


                                   By:  /S/ SUMNER M. REDSTONE
                                      -----------------------------------
                                      Name:     Sumner M. Redstone
                                      Title:    Chairman of the Board and
                                                Chief Executive Officer

ACCEPTED AND AGREED:


     /S/  THOMAS E. DOOLEY
  -----------------------------
          Thomas E. Dooley


Dated:  August 21, 1998